EXHIBIT 4.1

AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of July 3, 2007, by and among SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association (“Bank of America”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a banking corporation organized under the laws of Japan (“BTM”), CITICORP USA, INC., a Delaware corporation (“Citicorp”), FIRST HAWAIIAN BANK, a Hawaii corporation (“First Hawaiian”), COMERICA WEST INCORPORATED, a Delaware corporation (“Comerica”), HSBC BANK USA, N.A., a national banking association (“HSBC Bank”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan Chase”), THE NORTHERN TRUST COMPANY, an Illinois banking corporation (“Northern Trust”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC Bank” and together with Bank of America, Wells Fargo, U.S. Bank, BTM, Citicorp, First Hawaiian, Comerica, HSBC Bank, JPMorgan Chase and Northern Trust collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as issuer of letters of credit (in such capacity, the “L/C Issuer”).

RECITALS

A.           The Borrower, the Lenders, the Administrative Agent and the L/C Issuer are parties to that certain Amended and Restated Credit Agreement dated as of November 8, 2005 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make revolving loans and the L/C Issuer has agreed to issue letters of credit to or for the account of the Borrower.

B.           The Borrower has requested that the Lenders, the L/C Issuer and the Administrative Agent amend the Credit Agreement to reduce the Applicable Rate (as defined in the Credit Agreement), extend the Maturity Date (as defined in the Credit Agreement), increase the amount of the Aggregate Commitments and to modify certain covenants contained in the Credit Agreement binding upon the Borrower, which the Lenders, the Administrative Agent and the L/C Issuer have agreed to do, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

AGREEMENT

1.  Definitions; Interpretation.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Credit Agreement as amended by this Amendment.  The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Amendment and are incorporated herein by this reference.

2.  Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

(a)  Amendment to Definitions.  In Section 1.01, amendments are made to the definitions as follows:

(i)           Applicable Rate.  The table set forth in the definition of “Applicable Rate” is amended and restated as follows:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurocurrency Rate + Standby Letters of Credit	Base Rate +
1	<0.20:1	0.100%	0.500%	0.000%
2	≥0.20:1 but <0.30:1	0.125%	0.625%	0.000%
3	≥0.30:1 but <0.40:1	0.150%	0.750%	0.000%
4	≥0.40:1 but <0.50:1	0.200%	1.000%	0.000%
5	≥0.50:1	0.250%	1.250%	0.000%

(ii)           Consolidated EBITDA.  The definition of “Consolidated EBITDA” is added to read as follows:

“Consolidated EBITDA” has the meaning specified in the definition of “Consolidated Fixed Charge Coverage Ratio.”

(iii)           Consolidated Funded Debt to EBITDA Ratio.  The definition of “Consolidated Funded Debt to EBITDA Ratio” is added to read as follows:

“Consolidated Funded Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

(iv)           Maturity Date.  The definition of “Maturity Date” is amended and restated to read as follows:

“Maturity Date” means July 3, 2012.

(b)  Amendment to Section 7.06.  Subsection (g) of Section 7.06 is amended and restated to read as follows:

(g)           the Borrower may purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided, however, that if as of the end of the most recently completed fiscal quarter of the Borrower the Consolidated Funded Debt to EBITDA Ratio is greater than 2.00 to 1.00, then the Borrower shall not purchase, redeem or otherwise acquire Equity Interests issued by it if such purchase, redemption or other acquisition when taken together with all prior purchases, redemptions and other acquisitions of such Equity Interests made by the Borrower after the Closing Date would exceed the greater of (i) $150,000,000 or (ii) 15% times the amount of the Consolidated Net Worth as of the end of the most recently completed fiscal year of the Borrower.

(c)  Amendment to Section 7.11.  Subsection (a) of Section 7.11 is amended and restated to read as follows:

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio to be greater than 0.55 to 1.00 as of the end of any fiscal quarter of the Borrower for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or 6.01(b).

(d)  Amendment to Schedule.  Schedule 2.01 attached to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 2.01 attached to this Amendment, which are incorporated into the Credit Agreement by this reference.

3.  Conditions to Effectiveness.  Notwithstanding anything contained herein to the contrary, this Amendment shall become effective as of July 3, 2007 (for purposes of this Amendment and Section 2.14 of the Credit Agreement, the “Increase Effective Date”); provided that each of the following conditions is fully and concurrently satisfied not later than 5:00 p.m., Seattle time, on July 20, 2007:

(a)  Delivery of Amendment.  The Borrower, each of the Lenders and the Administrative Agent shall have executed and delivered counterparts of this Amendment to the Administrative Agent;

(b)  Payment of Fees.  The Borrower shall have paid to the Administrative Agent for the account of Lenders in proportion to their Applicable Percentage an amendment fee in the amount set forth in the letter agreement, dated May 21, 2007, among the Borrower, the Administrative Agent and the Arranger, which amendment fee shall be deemed fully earned when due and non-refundable when paid;

(c)  Certificates and Resolutions.  The Administrative Agent shall have received (in sufficient copies for each Lender) in form and substance reasonably satisfactory to it:

(i)           a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the increase the amount of the Aggregate Commitments provided for in Section 2(d) of this Amendment and (B) establishing the identity of and verifying the capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection this Amendment; and

(ii)           such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing, if applicable, and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party certifying that the Organization Documents of each of the Loan Parties delivered to the Administrative Agent as a condition to closing the Credit Agreement have not been modified, or if modified, attaching copies of each of the documents that modified the Organization Documents of such Loan Party, and are in full force and effect on the date of this Amendment, and certificates of good standing and/or qualification to engage in business;

(iii)           a certificate of Borrower dated as of the Increase Effective Date signed by a Responsible Officer of Borrower certifying that (A) the representations of the Borrower as set forth in Article V of the Credit Agreement (as amended herein) shall be true on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement and (B) no Default shall have occurred and be continuing or will occur as a result of the execution of this Amendment; and

(d)  Consent of Guarantors.  The Administrative Agent shall have received the Consent of Guarantors in the form of Exhibit A attached hereto, executed by each of the Guarantors;

(e)  Reimbursement for Expenses.  The Borrower shall have reimbursed the Administrative Agent for all expenses actually incurred by Administrative Agent in connection with the preparation of this Amendment and the other Loan Documents and shall have paid all other amounts due and owing under the Loan Documents;

(f)  Other Documents.  The Administrative Agent and the Lenders shall have received such other documents, instruments, and undertakings as the Administrative Agent and such Lender may reasonably request.

4.  Administrative Agent Authorization.  The Lenders hereby authorize and instruct the Administrative Agent to execute and deliver this Amendment.

5.  No Further Amendment.  Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder.

6.  Reservation of Rights.  The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent, the Lenders and the L/C Issuer of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the

Administrative Agent, any Lender or the L/C Issuer to forbear or execute similar amendments under the same or similar circumstances in the future.

7.  Miscellaneous.

(a)  Integration.  This Amendment, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

(b)  Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)  Governing Law.  This Amendment shall be governed by and construed in accordance with, the law of the state of Washington applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent, each Lender and the L/C Issuer shall retain all rights arising under Federal law.

(e)  Oral Agreements Not Enforceable.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Lenders and the L/C Issuer signing below have caused this Amendment to be duly executed as of the date first above written.

SCHNITZER STEEL INDUSTRIES, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

BANK OF AMERICA, N.A., as Administrative Agent By: /s/ DORA A. BROWN Name: Dora A. Brown Title: Vice President

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender By: /s/ TIMOTHY G. HOLSAPPLE Name: Timothy G. Holsapple Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ JAMES L. FRANZEN Name: James L. Franzen Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ THOMAS MARKS Name: Thomas Marks Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender By: /s/ ATSUSHI TSUKAHARA Name: Atsushi Tsukahara Title: Deputy General Manager

CITICORP USA, INC., as a Lender By: /s/ KEITH PALLMANN Name: Keith Pallmann Title: Vice President

FIRST HAWAIIAN BANK, as a Lender By: /s/ PAULA C.H. CHANG Name: Paula C.H. Chang Title: Vice President

COMERICA WEST INCORPORATED, as a Lender By: /s/ DON R. CARRUTH Name: Don R. Carruth Title: Assistant Vice President

HSBC BANK USA, N.A., as a Lender By: /s/ MIKE MITCHELL Name: Mike Mitchell Title: VP

JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ CLARA SOHAN Name: Clara Sohan Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender By: /s/ BRANDON ROLEK Name: Brandon Rolek Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ MARC C. VAN HORN Name: Marc C. Van Horn Title: Credit Officer

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$82,500,000	18.333333333%
Wells Fargo Bank, National Association	$67,500,000	15.000000000%
U.S. Bank National Association	$50,000,000	11.111111110%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000	11.111111110%
Citicorp USA, Inc.	$45,000,000	10.000000000%
First Hawaiian Bank	$30,000,000	6.666666667%
Comerica West Incorporated	$25,000,000	5.555555556%
HSBC Bank USA, N.A.	$25,000,000	5.555555556%
JPMorgan Chase Bank, N.A.	$25,000,000	5.555555556%
The Northern Trust Company	$25,000,000	5.555555556%
PNC Bank, National Association	$25,000,000	5.555555556%
Total	$450,000,000	100.000000000%

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EXHIBIT A

CONSENT OF GUARANTORS

This CONSENT OF GUARANTORS (this “Consent”) is entered into as of July 3, 2007, by MANUFACTURING MANAGEMENT, INC., an Oregon corporation (“Manufacturing”), GENERAL METALS OF TACOMA, INC., a Washington corporation (“General Metals”), CASCADE STEEL ROLLING MILLS, INC., an Oregon corporation (“Cascade”), NORPROP, INC., an Oregon corporation (“Norprop”), JOINT VENTURE OPERATIONS, INC., a Delaware corporation (“JV Operations”), PROLERIDE TRANSPORT SYSTEMS, INC., a Delaware corporation (“Proleride”), PROLER STEEL, INC., a Delaware corporation (“Proler Steel”), PROLER INTERNATIONAL CORP., a Delaware corporation (“Proler International”), PNP COMMERCIAL ACQUISITION, LLC, a Delaware limited liability company (“PNP”), PROLERIZED NEW ENGLAND COMPANY, LLC, a Delaware limited liability company (“Prolerized”), SCHNITZER GLOBAL EXCHANGE CORP., a Delaware corporation (“Global Exchange”), GREENLEAF AUTO RECYCLERS, LLC, a Delaware limited liability company (“Greenleaf”), PICK-N-PULL AUTO DISMANTLERS, a California general partnership (“Auto Dismantlers”), PICK AND PULL AUTO DISMANTLING, INC., a California corporation (“Auto Dismantling”), REGIONAL RECYCLING, INC., an Oregon corporation (“Regional Recycling”), SCHNITZER SOUTHEAST, LLC, a Georgia limited liability company (“Schnitzer Southeast”), TTS RECYCLING LLC, a Delaware limited liability company (“TTS”), SCHNITZER STEEL HAWAII CORP., a Delaware corporation (“Schnitzer Hawaii”), PICK-N-PULL AUTO DISMANTLERS, STOCKTON, LLC, a California limited liability company (“Stockton”), METALS RECYCLING L.L.C., a Rhode Island limited liability company (“Metals Recycling” and together with Manufacturing, General Metals, Cascade, Norprop, JV Operations, Proleride, Proler Steel, Proler International, PNP, Prolerized, Global Exchange, Greenleaf, Auto Dismantlers, Auto Dismantling, Regional Recycling, Schnitzer Southeast, TTS, Schnitzer Hawaii and Stockton, collectively, the “Guarantors” and individually, a “Guarantor”), and BANK, to and in favor of BANK OF AMERICA, N.A., a national banking association (“Bank of America”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a banking corporation organized under the laws of Japan (“BTM”), CITICORP USA, INC., a Delaware corporation (“Citicorp”), FIRST HAWAIIAN BANK, a Hawaii corporation (“First Hawaiian”), COMERICA WEST INCORPORATED, a Delaware corporation (“Comerica”), HSBC BANK USA, N.A., a national banking association (“HSBC Bank”), JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan Chase”), THE NORTHERN TRUST COMPANY, an Illinois banking corporation (“Northern Trust”), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC Bank” and together with Bank of America, Wells Fargo, U.S. Bank, BTM, Citicorp, First Hawaiian, Comerica, HSBC Bank, JPMorgan Chase and Northern Trust collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as issuer of letters of credit under the Credit Agreement (in such capacity, the “L/C Issuer”).

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RECITALS

A.           Schnitzer Steel Industries, Inc., an Oregon corporation (the “Borrower”), the Lenders, the Administrative Agent and the L/C Issuer are parties to that certain Amended and Restated Credit Agreement dated as of November 8, 2005 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make revolving loans and the L/C Issuer has agreed to issue letters of credit to or for the account of the Borrower.

B.           In connection with and as a condition to the obligation of the Lenders to make loans and the L/C Issuer to issue letters of credit under the Credit Agreement, each Guarantor entered into or became a party to that certain Amended and Restated Continuing Guaranty dated as of November 8, 2005 (as the same has been or may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which each Guarantor has guaranteed, among other things, the indebtedness, liabilities and obligations of the Borrower arising pursuant to the Credit Agreement and related documents.

C.           The Borrower, the Lenders, the Administrative Agent and the L/C Issuer intend to enter into that certain Amendment to Amended and Restated Credit Agreement dated as of July 3, 2007 (the “Amendment”), pursuant to which, among other things, the Borrower, the Lenders, the L/C Issuer and the Administrative Agent will amend the Credit Agreement to reduce the Applicable Rate (as defined in the Credit Agreement), extend the Maturity Date (as defined in the Credit Agreement) and to modify certain covenants contained in the Credit Agreement binding upon the Borrower.

D.           It is a condition precedent to the effectiveness of the Amendment that each Guarantor enter into this Consent.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration receipt of which is hereby acknowledged, each Guarantor agrees as follows:

AGREEMENT

1.  Definitions.  Capitalized terms not otherwise defined in this Consent shall have the meanings given in the Guaranty, and if not defined therein shall have the meanings given in the Credit Agreement.

2.  Consent.  Each Guarantor hereby acknowledges that it has received a copy of the Amendment and hereby consents to its contents, including all prior and current amendments to the Credit Agreement (notwithstanding that such consent is not required).

3.  Ratification and Confirmation.  Each Guarantor hereby ratifies and confirms that its indebtedness, liabilities and obligations to each Lender, the Administrative Agent and the L/C Issuer arising under the Guaranty and the other Loan Documents to which the Guarantor is a party.  Each Guarantor hereby confirms and agrees that its guarantee of the Obligations (as defined in the Guaranty to which such Guarantor is a party) remains in full force and effect, and that such Obligations shall include, without limitation, the indebtedness, liabilities and
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obligations of the Borrower to each Lender, the Administrative Agent and the L/C Issuer arising under the Credit Agreement, as amended by the Amendment.

4.  Representations and Warranties.  The Guarantor hereby represents and warrants to the Administrative Agent, each of the Lenders and the L/C Issuer that each of the representations and warranties set forth the Guaranty to which it is a party is true and correct as if made on and as of the date of this Consent.

5.  Governing Law.  This Consent shall be governed by and construed in accordance with, the law of the state of Washington applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent, each Lender and the L/C Issuer shall retain all rights arising under Federal law.

6.  Severability.  Any provision of this Consent that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.  Oral Agreements Not Enforceable.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, each Guarantor has caused this Consent to be duly executed as of the date first above written.

MANUFACTURING MANAGEMENT, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

GENERAL METALS OF TACOMA, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

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CASCADE STEEL ROLLING MILLS, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

NORPROP, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

JOINT VENTURE OPERATIONS, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

PROLERIDE TRANSPORT SYSTEMS, INC. By: /s/ DONALD W. HAMAKER Name: Donald W. Hamaker Title: Chairman of the Board

PROLER STEEL, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

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PROLER INTERNATIONAL CORP. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

PNP COMMERCIAL ACQUISITION, LLC By: /s/ TOM KLAUER Name: Tom Klauer Title: Secretary

PROLERIZED NEW ENGLAND COMPANY, LLC

By:  Proleride Transport Systems, Inc.
Its:  Member

By:  /s/ DONALD W. HAMAKER

Name:  Donald W. Hamaker

Title:   Chairman of the Board

By:  TTS Recycling, LLC
Its:  Member

By:  /s/ DONALD W. HAMAKER

Name:  Donald W. Hamaker

Title:   President & CEO

SCHNITZER GLOBAL EXCHANGE CORP. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

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GREENLEAF AUTO RECYCLERS, LLC By: /s/ THOMAS MAUN Name: Thomas Maun Title: Chief Financial Officer

PICK-N-PULL AUTO DISMANTLERS By: Norprop, Inc. Its: General Partner By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

PICK AND PULL AUTO DISMANTLING, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

REGIONAL RECYCLING, INC. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

SCHNITZER SOUTHEAST, LLC By: Regional Recycling, Inc. Its: Sole Member By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

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TTS RECYCLING LLC By: /s/ DONALD W. HAMAKER Name: Donald W. Hamaker Title: President & CEO

SCHNITZER STEEL HAWAII CORP. By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

PICK-N-PULL AUTO DISMANTLERS, STOCKTON, LLC By: /s/ RICHARD C. JOSEPHSON Name: Richard C. Josephson Title: Secretary

METALS RECYCLING L.L.C. By: /s/ DONALD W. HAMAKER Name: Donald W. Hamaker Title: Sole Manager

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